News Release	CONTACTS:

Investors:
Joe Selner, Chief Financial Officer
920-491-7120
Media:
Cindy Moon-Mogush, Corporate Communications
920-431-8034

Associated Banc-Corp enters into accelerated share buyback

GREEN BAY, Wis. – Aug. 31, 2006 – Associated Banc-Corp (NASDAQ: ASBC) repurchased 2 million shares, or approximately 1.5 percent of its outstanding common stock, today.

The shares were purchased from UBS AG London Branch under an accelerated share repurchase program at $31.43 per share for a total cost of approximately $63 million.

The accelerated share repurchase program enabled Associated to purchase the shares immediately, while UBS may purchase shares in the market over a period of up to 60 days. The repurchased shares are subject to a future purchase price adjustment expected to be settled following a period of up to 60 days, such that Associated may receive, or be required to pay, a price adjustment based on an adjusted weighted average price as defined in its agreement with UBS.

After the repurchase announced today approximately 3.3 million shares remain available under a March 2006 repurchase authorization by its Board of Directors. After this repurchase, Associated has approximately 130 million common shares outstanding.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $21 billion. Associated has more than 320 banking offices serving more than 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.

Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.

This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.

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